                                 ARTICLES OF MERGER

     These ARTICLES OF MERGER (the "Articles"), made and entered into this 28th day of December, 1998, by and between AXONYX INC., a Delaware corporation (hereinafter sometimes referred to as "the Merging Corporation") and IONOSPHERE, INC., a Nevada corporation (hereinafter sometimes referred to as the "Surviving Corporation"). These Articles are adopted pursuant to the requirements of the Nevada Revised Statutes, the applicable laws of the State of Nevada, the Delaware General Corporation Laws and the applicable laws of the State of Delaware. All such laws permit the merger described hereinafter, subject to the terms and conditions set forth as follows:

                                     ARTICLE I

                     [INCORPORATION AND SURVIVING CORPORATION]

     Axonyx Inc., was organized as a Delaware corporation on September 16, 1996. Ionosphere, Inc., was organized as a Nevada corporation on July 29, 1997. Ionosphere, Inc. is the Surviving Corporation.

                                     ARTICLE II

                                  [BOARD APPROVAL]

     The Agreement of Merger was adopted unanimously by the Boards of Directors of Axonyx Inc. and of Ionosphere, Inc on December 1, 1998.

                                    ARTICLE III

                               [STOCKHOLDER APPROVAL]

     The Agreement of Merger was adopted by the stockholders of the Axonyx Inc. at a Special Meeting held on December 28, 1998. There were present in person or by proxy 4,845,000 shares of the 5,277,500 shares outstanding. Axonyx Inc. has one class of shares only, and each share is entitled to one (1) vote on all matters submitted to the stockholders. There were 4,845,000 shares voting for the resolution providing for the merger, which constitutes 91.81% of the outstanding shares. There were no shares voted against the merger resolution.

     The Agreement of Merger was adopted by the stockholders of Ionosphere, Inc. by a Written Consent of Shareholders on December 4, 1998. The Written Consent was adopted by 3,000,000 shares out of 4,100,000 shares outstanding, comprising more than 73% of the outstanding shares of Ionosphere, Inc.


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     The number of shares cast in favor of the merger by the stockholders of both the Merging Corporation and the Surviving Corporation were sufficient for approval of the merger by the stockholders of each corporation.

                                     ARTICLE IV

                                [EXCHANGE OF SHARES]

     The shares of the Merging Corporation will be converted into shares of the Surviving Corporation, on the basis of one (1) share of the Merging Corporation being converted into one (1) share of the Surviving Corporation. The stock purchase warrants (the "Warrants") of the Merging Corporation will be converted into Warrants of the Surviving Corporation, on the basis of one (1) Warrant of the Merging Corporation being converted into one (1) Warrant of the Surviving Corporation.

                                     ARTICLE V

                    [REGISTERED OFFICE - THE NEVADA CORPORATION]

     The complete executed Agreement of Merger is on file at the registered office of the Surviving Corporation, at the Nevada Agency and Trust Company, 50
W. Liberty, Suite 880, Reno, Nevada 89501.

                                     ARTICLE VI

                              [COPY OF PLAN OF MERGER]

     A complete, executed Agreement of Merger is on file at the registered office of the Surviving Corporation as set forth in Article V above. A copy of the Agreement of Merger will be furnished by the Surviving Corporation on request and without cost to any stockholder of any corporation which is a party to the merger.

                                    ARTICLE VII

                                  [EFFECTIVE DATE]

     The effective date of the merger shall be the date these Articles of Merger are filed with the Secretary of State of Nevada. The Agreement of Merger will be filed with the Secretary of the State of Nevada.


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     IN WITNESS WHEREOF, these Articles of Merger, having been duly approved by a resolution of the Boards of Directors and the stockholders of Axonyx Inc. and Ionosphere, Inc., is executed by the President and Secretary of both corporations.

     DATED this 28th day of December, 1998.

ATTEST:                                 Axonyx Inc.
                                        A Delaware corporation



/s/ Michael R. Espey                    /s/ Marvin S. Hausman, M.D.
------------------------------          -----------------------------------
Michael Espey, Secretary                Marvin Hausman, President & CEO


ATTEST                                  Ionosphere, Inc.
                                        A Nevada corporation



/s/ Cindy Swank                         /s/ Raymond Kuh
------------------------------          -----------------------------------
Cindy Swank, Secretary                  Raymond Kuh, President


STATE OF WASHINGTON )
                    ) SS.
COUNTY OF KING      )

     The undersigned, a Notary Public, does hereby certify that on this 28th day of December, 1998, personally appeared before me, Michael Espey who being by me first duly sworn, declared that he is the Secretary of Axonyx Inc., a Delaware corporation, that he signed the foregoing document as Secretary of the corporation, and that the statements therein contained are true.

     IN WITNESS WHEREOF, I have set my hand and seal this 28th day of December, 1998.


                                   /s/ Nancy C. Lubinick
                                   -----------------------------------
                                            Notary Public

                                   Residing in:   Seattle
                                               -----------------------

My Commission Expires:   11-3-2000
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